Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the use of our reports dated February 18, 2015, with respect to the consolidated balance sheets of Minerals Technologies Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

KPMG LLP
New York, New York
August 7, 2015